Exhibit 99.1
Kraton Corporation Announces First Quarter 2021 Results
HOUSTON, April 28, 2021 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global sustainable producer of  specialty polymers and high-value biobased products derived from pine wood pulping co-products, announces financial results for the quarter ended March 31, 2021.

FIRST QUARTER 2021 SUMMARY
▪Consolidated net income of $34.6 million, compared to $209.0 million in the first quarter of 2020.
▪Consolidated net income decline related to the first quarter 2020 gain on disposition of our Cariflex business.
▪Adjusted EBITDA(1) of $67.7 million, down 13.0% compared to the first quarter of 2020.
▪Polymer segment operating income of $39.9 million, up 122.4% compared to the first quarter of 2020, and Adjusted EBITDA(1) of $37.5 million, down 26.8% compared to $51.2 million in the first quarter of 2020.
▪Adjusted EBITDA excluding Cariflex(1) would be down $3.4 million compared to the first quarter of 2020, reflecting higher fixed costs primarily associated with significant turnaround activity at the Berre, France, site.
▪Chemical segment operating income of $13.5 million, up 31.0% compared to the first quarter of 2020, and Adjusted EBITDA(1) of $30.3 million, up 13.3% compared to $26.7 million in the first quarter of 2020.
▪Adjusted EBITDA increase reflects factors including higher core sales volumes associated with improved demand fundamentals and lower fixed costs.
▪Reduced consolidated debt by $7.0 million and increased consolidated net debt(1) by $18.1 million, or increased by $38.3 million excluding the effect of foreign currency(1), during the first quarter of 2021. These changes primarily reflect seasonal paving and roofing inventory build and higher raw material costs.

	Three Months Ended March 31,
	2021	2020
	(In thousands, except percentages and per share amounts)
Revenue	$437,271	$427,269
Polymer segment operating income	$39,859	$17,925
Chemical segment operating income	$13,514	$10,316
Consolidated net income	$34,593	$209,020
Adjusted EBITDA (non-GAAP)(1)(3)	$67,720	$77,879
Adjusted EBITDA margin (non-GAAP)(2)(3)	15.5%	18.2%
Diluted earnings per share	$1.02	$6.47
Adjusted diluted earnings per share (non-GAAP)(1)	$0.53	$0.27
__________________________________________________
(1)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2)Defined as Adjusted EBITDA as a percentage of revenue.
(3)Includes $10.3 million contribution from the Cariflex business prior to its sale in March 2020.
“We are extremely pleased with our results for the first quarter of 2021. During the quarter, both our Polymer and Chemical segments benefited from continued improvement in global demand trends that translated into solid volume growth for our core businesses,” said Kevin Fogarty, Kraton’s President and Chief Executive Officer. “Moreover, we were able to deliver strong financial results despite notable increases in raw material and energy prices, which we are addressing through appropriate price actions, and other market factors, including constrained availability of and increased costs for global transportation and logistics channels and Winter Storm Uri, which had an adverse impact on availability of key raw materials limiting sales of specific products.”
First quarter 2021 Adjusted EBITDA for the Polymer segment was $37.5 million, compared to $51.2 million in the first quarter of 2020, which included a $10.3 million Adjusted EBITDA contribution from the Cariflex business prior to its divestiture. In addition, first quarter 2021 financial results reflect higher fixed costs associated with a significant statutory turnaround at our Berre, France, location. Sales volume for the Polymer segment was up 5.6% compared to the first quarter of 2020 on improvement in global demand. Sales volume for Specialty Polymers was up 24.5%, reflecting demand growth in China and broader Asia, particularly for consumer durables, and increased demand in North America and Europe, primarily into automotive applications, while sales volume for Performance Products increased 6.5%, primarily reflecting higher paving and roofing demand in Europe.
Chemical segment Adjusted EBITDA for the first quarter of 2021 was $30.3 million, up 13.3% compared to the first quarter of 2020. This increase in Adjusted EBITDA was associated with improved market fundamentals, which supported higher sales volumes and pricing for rosin esters and for TOFA and TOFA derivatives, and by lower fixed costs. These factors were partially offset by higher raw material and energy costs.
“As we enter the second quarter of the year, we continue to see favorable demand trends around the globe. We also expect that further realization of announced price increases will alleviate margin pressure associated with raw material price inflation experienced during the first quarter of the year. Furthermore, we expect our diversified portfolio and broad geographic exposure will remain a key strength as the year progresses, and we will continue to lever our innovation portfolio and our recently introduced product introductions such as REvolutionTM, CirKular+TM and our recently commercialized IMSSTM technology as key platforms for future growth,” said Fogarty. “Of significant note, on April 21st the U.S. Environmental Protection Agency (“EPA”) approved a public health emergency exemption under Section 18 of the Federal Insecticide, Fungicide and Rodenticide Act submitted by the Georgia, Utah and Minnesota Departments of Agriculture for deployment of our BiaXamTM technology in specific applications. The EPA exemption will allow Delta Air Lines to use BiaXam in specific applications in these states as protection against the SARS-CoV-2 virus. While we do not expect the approval of this emergency exemption to have a material impact to the Company’s near term results of operations, we believe this action validates the unique combination of efficacy and durability that BiaXam offers and that BiaXam potentially has broad applicability in other possible applications. Accordingly, we intend to pursue appropriate regulatory approvals that will, if granted, provide for the broader use of BiaXam,” added Fogarty.

Polymer Segment

	Three Months Ended March 31,
	2021	2020
	(In thousands, except percentages)
Performance Products	$127,945	$118,760
Specialty Polymers	96,739	77,917
Cariflex(1)	—	36,930
Isoprene Rubber(1)	15,956	6,859
Other	510	(86)
Polymer Segment Revenue	$241,150	$240,380

Operating income	$39,859	$17,925
Adjusted EBITDA (non-GAAP)(1)(2)	$37,466	$51,169
Adjusted EBITDA margin (non-GAAP)(3)	15.5%	21.3%
__________________________________________________
(1)Our Cariflex revenue includes sales through March 6, 2020. We continue to sell Isoprene Rubber to Daelim Industrial Co, Ltd. (“Daelim”) under the Isoprene Rubber Supply Agreement (“IRSA”). Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $7.6 million and $3.4 million for the three months ended March 31, 2021 and 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue.
Q1 2021 VERSUS Q1 2020 RESULTS
Revenue for the Polymer segment was $241.2 million for the three months ended March 31, 2021 compared to $240.4 million for the three months ended March 31, 2020. The increase was due to higher sales volumes in our core Specialty Polymers and Performance Products businesses resulting in revenue increases of $18.8 million and $9.2 million, respectively. These increases were partially offset by the divestiture of our Cariflex business in March 2020, which contributed $36.9 million of revenue in the comparative quarter of 2020. The positive impact from changes in currency exchange rates between the periods was $10.9 million.

Polymer Segment Sales Volume % Change	Three Months Ended March 31, 2021
Performance Products	6.5%
Specialty Polymers	24.5%
Isoprene Rubber	129.5%
Subtotal	13.1%
Cariflex	(100.0)%
Total	5.6%
Sales volumes of 74.8 kilotons for the three months ended March 31, 2021 increased 5.6% compared to the three months ended March 31, 2020. Volume for our Specialty Polymers increased 24.5% driven by strong demand across all regions, particularly in consumer durable applications in China and broader Asia, and automotive applications in North America and Europe. Volume for our Performance Products business increased 6.5%, primarily driven by improved paving and roofing demand in Europe.
For the three months ended March 31, 2021, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $37.5 million compared to $51.2 million for the three months ended March 31, 2020. The 26.8% decrease in Adjusted EBITDA (non-GAAP) is primarily due to the divestiture of our Cariflex business in March 2020. Excluding the net impact of $10.3 million attributable to the disposition of our Cariflex business, Adjusted EBITDA excluding Cariflex would have been down 8.2%. The lower comparative Adjusted EBITDA is a result of higher fixed costs associated with a statutory turnaround at our Berre, France, location, and the impact to fixed costs associated with inventory liquidation. The higher costs were partially offset by the contribution from higher Specialty Polymers and Performance Products sales volumes. The positive effect from changes in currency exchange rates between the periods was $0.8 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended March 31,
	2021	2020
	(In thousands, except percentages)
Adhesives	$71,726	$64,895
Performance Chemicals	111,175	110,742
Tires	13,220	11,252
Chemical Segment Revenue	$196,121	$186,889

Operating income	$13,514	$10,316
Adjusted EBITDA (non-GAAP)(1)	$30,254	$26,710
Adjusted EBITDA margin (non-GAAP)(2)	15.4%	14.3%
__________________________________________________
(1)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2)Defined as Adjusted EBITDA as a percentage of revenue.
Q1 2021 VERSUS Q1 2020 RESULTS
Revenue for the Chemical segment was $196.1 million for the three months ended March 31, 2021 compared to $186.9 million for the three months ended March 31, 2020. The increase in Chemical segment revenue was primarily attributable to the positive effect from changes in currency exchange rates of $8.9 million and higher sales volumes, discussed in the subsequent paragraph.

Chemical Segment Sales Volume % Change	Three Months Ended March 31, 2021
Adhesives	10.8%
Performance Chemical	(3.5)%
Tires(1)	14.9%
Total	1.3%
 ____________________________________________________
(1)Tires volumes are less than 5% of total Chemical segment volumes.
Sales volumes were 111.6 kilotons for the three months ended March 31, 2021, an increase of 1.5 kilotons, or 1.3%, due to increased rosin esters and TOFA and TOFA derivatives, partially offset by lower sales of CST upgrades and decreased raw material sales, the impact of Winter Storm Uri, and logistical challenges.
For the three months ended March 31, 2021, the Chemical segment generated $30.3 million of Adjusted EBITDA (non-GAAP) compared to $26.7 million for the three months ended March 31, 2020. The 13.3% increase in Adjusted EBITDA (non-GAAP) was primarily driven by higher core volumes associated with improved market fundamentals, specifically in rosin esters and TOFA and TOFA derivatives and lower overall fixed costs, resulting from improved refining operating rates, partially offset by higher raw material and energy costs. The negative effect from changes in currency exchange rates between the periods was $0.1 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
Our changes in debt and net debt were driven by increases in working capital and higher raw material costs. We reduced our consolidated debt by $7.0 million and increased our consolidated net debt by $18.1 million during the first quarter of 2021. Excluding the effect of foreign currency, consolidated net debt increased by $38.3 million. Further, we had approximately $261.6 million of available liquidity, comprised of $60.8 million of cash on hand and a remaining available borrowing base of $200.8 million on our ABL Facility as of March 31, 2021
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to consolidated net debt (non-GAAP) and consolidated net debt, excluding the effect of foreign currency (non-GAAP):

	March 31, 2021	December 31, 2020
	(In thousands)
Kraton debt	$859,334	$860,360
KFPC loans(1)(2)	83,771	89,733
Consolidated debt	943,105	950,093

Kraton cash	59,220	82,804
KFPC cash(1)(3)	1,561	3,097
Consolidated cash	60,781	85,901

Consolidated net debt	$882,324	$864,192

Effect of foreign currency on consolidated net debt	20,186
Consolidated net debt, excluding effect of foreign currency	$902,510
__________________________________________________
(1)Kraton Formosa Polymers Corporation (“KFPC”) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.
(2)KFPC executed the KFPC Revolving Facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.
(3)Cash at our KFPC joint venture.

OUTLOOK
During the first quarter of 2021 we saw improving global demand fundamentals and we currently expect demand trends to remain positive in the second quarter of 2021. We of course remain mindful of the potential for COVID-19 to have a more significant adverse impact on global demand over the balance of 2021. In addition, during the first quarter of 2021 we were able to minimize the impact of global supply chain and logistics constraints. We expect logistics constraints will continue into the second half of 2021, and this may contribute to continued inflation in transportation and logistics costs, or more significant disruption in supply chains and customer fulfillment.
As previously disclosed, during the first half of 2021, we are undergoing a significant statutory turnaround at our Berre, France, location, which occurs approximately every six years. We expect costs of this turnaround to be approximately $15 million. We incurred approximately $3 million of costs associated with the turnaround in the first quarter of 2021, and expect the majority of the remaining costs to be realized in the second quarter of 2021.
In light of our first quarter results and based upon our current market view, we now expect 2021 Adjusted EBITDA to exceed $260 million, reflecting at least 10% growth vs. 2020 after adjusting for the aforementioned turnaround at our Berre, France, location, and excluding the Cariflex Adjusted EBITDA contribution in 2020.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and restructuring costs, costs associated with extinguishment of debt, and the spread between FIFO and ECRC, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the Adjusted EBITDA guidance to the corresponding U.S. GAAP measure is not available without unreasonable effort.

USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures used are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt (including as adjusted to exclude the effect of foreign currency), Adjusted Gross Profit, and Adjusted Gross Profit Per Ton. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between first-in-first-out (“FIFO”) and Estimated Current Replacement Cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan based incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding Cariflex, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income (loss) before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements, which can vary from the terms used herein. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We prepare Adjusted EBITDA excluding Cariflex by eliminating from Adjusted EBITDA Cariflex sales, cost of sales, and direct specific fixed costs incurred from January 1, 2020 through March 6, 2020. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Gross Profit and Adjusted Gross Profit Per Ton: We define Adjusted Gross Profit Per Ton as Adjusted Gross Profit divided by total sales volume (for each reporting segment or on a consolidated basis, as applicable). We define Adjusted Gross Profit as gross profit excluding certain charges and expenses. Adjusted Gross Profit is limited because it often varies substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt and Consolidated Net Debt, excluding the effect of foreign currency: We define Consolidated Net Debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses Consolidated Net Debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using Consolidated Net Debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on our foreign currency denominated debt agreements.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, April 29, 2021 at 9:00 a.m. (Eastern Time) to discuss first quarter 2021 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet and will be available at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the Kraton Conference Call – Passcode: 8680118. U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 29, 2021 through 1:59 a.m. (Eastern Time) on May 13, 2021. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-518-0083 (toll free) or 402-220-9088 (toll).
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives, roads and construction, and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, IMSS, REvolution, BiaXam, and CirKular+ are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “reflect”, “remain”, “expects,” “projects,” “may,” “intends,” “plans,” “on track”, “forsees”, “future,” or “anticipates,” or by discussions of strategy, plans, or intentions. The statements in this press release that are not historical statements, including, but not limited to, statements regarding our expectations as to the continued impact of the COVID-19 pandemic (including governmental and regulatory actions) on demand for our products, on the national and global economy and on our customers, suppliers, employees, business and results of operations, our expectations for our business demand and growth in 2021, market factors and transportation and logistics trends, our 2021 Adjusted EBITDA, the timing of the incurrence of costs associated with our Berre, France, turnaround, the impact of our diversified portfolio and broad geographic exposure, the impact of announced price increases, our expectations of the role that BiaXam can play in mitigating exposure to infectious pathogens, the effectiveness of BiaXam, expectations about the possibility of bringing BiaXam to market (including receipt of additional regulatory approvals or the timing thereof) and expectations regarding the potential applications and development partner opportunities, and the information and the matters described under the caption “Outlook,” are forward-looking statements.
All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in our most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings made by us with the U.S. Securities and Exchange Commission (the “SEC”), and include, but are not limited to, risks related to: our ability to repay or re-finance indebtedness and risk associated with incurring additional indebtedness; our reliance on third parties for the provision of significant operating and other services; the impact of extraordinary events, including health epidemics or pandemics such as COVID-19 (including governmental and regulatory actions relating thereto), natural disasters and other weather conditions and terrorist attacks; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in our end-use markets; fluctuations in global tariffs and logistics costs; the potential for charges related to our goodwill or other assets; and other factors of which we are currently unaware or deem immaterial. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. To the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior reports and other filings with the SEC, the information contained in this press release updates and supersede such information. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and we assume no obligation to publicly update or revise such forward-looking statements in light of new information or future events.
With respect to BiaXam, there is no assurance that any planned corporate activity, scientific research or study, additional regulatory approval, developing, marketing, licensing, or selling of products, patent application, allowance or consumer study, to the extent pursued, will be successful or will succeed as currently planned or expected. There is no assurance that any of BiaXam’s postulated uses, benefits, or advantages will in fact be realized in any manner or in any part.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenue	$437,271	$427,269
Cost of goods sold	301,238	308,069
Gross profit	136,033	119,200
Operating expenses:
Research and development	9,520	10,792
Selling, general, and administrative	41,279	49,058
Depreciation and amortization	31,557	31,173
(Gain) loss on disposal of fixed assets	304	(64)
Operating income	53,373	28,241
Other income	808	327
Disposition and exit of business activities	—	175,214
Loss on extinguishment of debt	—	(13,954)
Earnings of unconsolidated joint venture	120	101
Interest expense, net	(10,947)	(17,461)
Income before income taxes	43,354	172,468
Income tax benefit (expense)	(8,761)	36,552
Consolidated net income	34,593	209,020
Net income attributable to noncontrolling interest	(1,364)	(934)
Net income attributable to Kraton	$33,229	$208,086
Earnings per common share:
Basic	$1.04	$6.55
Diluted	$1.02	$6.47
Weighted average common shares outstanding:
Basic	31,928	31,587
Diluted	32,458	31,949

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,781	$85,901
Receivables, net of allowance for doubtful accounts of $681 and $598	220,830	180,258
Inventories of products, net	340,616	318,885
Inventories of materials and supplies, net	33,885	34,164
Prepaid expenses	10,414	11,844
Other current assets	17,167	15,338
Total current assets	683,693	646,390
Property, plant, and equipment, net of accumulated depreciation of $739,987 and $732,279	928,081	942,703
Goodwill	373,828	375,061
Intangible assets, net of accumulated amortization of $339,236 and $330,070	284,144	294,734
Investment in unconsolidated joint venture	11,978	12,723
Deferred income taxes	80,783	83,534
Long-term operating lease assets, net	82,119	84,042
Other long-term assets	21,451	21,770
Total assets	$2,466,077	$2,460,957
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$84,488	$72,347
Accounts payable-trade	178,362	176,229
Other payables and accruals	163,653	167,364
Due to related party	16,274	17,147
Total current liabilities	442,777	433,087
Long-term debt, net of current portion	847,125	865,516
Deferred income taxes	131,469	125,559
Long-term operating lease liabilities	66,424	67,898
Deferred income	141,291	151,329
Other long-term liabilities	160,669	168,566
Total liabilities	1,789,755	1,811,955

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 32,144 shares issued and outstanding at March 31, 2021; 31,873 shares issued and outstanding at December 31, 2020	321	319
Additional paid in capital	404,644	401,445
Retained earnings	272,646	240,464
Accumulated other comprehensive loss	(46,640)	(37,865)
Total Kraton stockholders' equity	630,971	604,363
Noncontrolling interest	45,351	44,639
Total equity	676,322	649,002
Total liabilities and equity	$2,466,077	$2,460,957

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$34,593	$209,020
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	31,557	31,173
Lease amortization	6,029	6,164
Amortization of debt original issue discount	—	148
Amortization of debt issuance costs	809	1,031
Amortization of deferred income	(7,653)	(3,497)
(Gain) loss on disposal of property, plant, and equipment	304	(64)
Loss on extinguishment of debt	—	13,954
Earnings from unconsolidated joint venture, net of dividends received	347	406
Deferred income tax (benefit) provision	3,542	(64,319)
Gain on disposition and exit of business activities	—	(175,214)
Share-based compensation	2,924	2,848
Decrease (increase) in:
Accounts receivable	(45,140)	(32,359)
Inventories of products, materials, and supplies	(28,163)	(18,914)
Other assets	(2,154)	2,808
Increase (decrease) in:
Accounts payable-trade	7,086	5,023
Other payables and accruals	(6,870)	24,561
Other long-term liabilities	(4,655)	(4,206)
Due to related party	351	2,619
Net cash provided by (used in) operating activities	(7,093)	1,182
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(22,425)	(17,446)
KFPC purchase of property, plant, and equipment	(217)	(52)
Purchase of software and other intangibles	(2,079)	(2,089)
Cash proceeds from disposition and exit of business activities	—	510,500
Net cash provided by (used in) investing activities	(24,721)	490,913
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	21,000	76,000
Repayments of debt	(6,000)	(436,174)
KFPC proceeds from debt	16,065	34,873
KFPC repayments of debt	(20,819)	(40,990)
Finance lease payments	(578)	(44)
Purchase of treasury stock	(4,862)	(678)
Proceeds from the exercise of stock options	4,092	—
Settlement of interest rate swap	—	(1,295)
Net cash provided by (used in) financing activities	8,898	(368,308)
Effect of exchange rate differences on cash	(2,204)	(7,318)
Net increase (decrease) in cash and cash equivalents	(25,120)	116,469
Cash and cash equivalents, beginning of period	85,901	35,033
Cash and cash equivalents, end of period	$60,781	$151,502

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$33,229			$208,086
Net income attributable to noncontrolling interest			1,364			934
Consolidated net income			34,593			209,020
Add (deduct):
Income tax (benefit) expense			8,761			(36,552)
Interest expense, net			10,947			17,461
Earnings of unconsolidated joint venture			(120)			(101)
Loss on extinguishment of debt			—			13,954
Other income			(808)			(327)
Disposition and exit of business activities			—			(175,214)
Operating income	$39,859	$13,514	$53,373	$17,925	$10,316	$28,241
Add (deduct):
Depreciation and amortization	12,824	18,733	31,557	13,347	17,826	31,173
Disposition and exit of business activities	—	—	—	175,214	—	175,214
Other income	282	526	808	55	272	327
Loss on extinguishment of debt	—	—	—	(13,954)	—	(13,954)
Earnings of unconsolidated joint venture	120	—	120	101	—	101
EBITDA (a)	53,085	32,773	85,858	192,688	28,414	221,102
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	2,332	1,972	4,304	10,148	762	10,910
Disposition and exit of business activities	—	—	—	(175,214)	—	(175,214)
Loss on extinguishment of debt	—	—	—	13,954	—	13,954
Non-cash compensation expense	2,924	—	2,924	2,848	—	2,848
Spread between FIFO and ECRC	(20,875)	(4,491)	(25,366)	6,745	(2,466)	4,279
Adjusted EBITDA	$37,466	$30,254	$67,720	$51,169	$26,710	$77,879
Adjusted EBITDA excluding Cariflex	$37,466	$30,254	$67,720	$40,825	$26,710	$67,535
__________________________________________________
(a)Included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $7.6 million and $3.4 million for the three months ended March 31, 2021 and 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Diluted Earnings Per Share	$1.02	$6.47
Transaction, acquisition related costs, restructuring, and other costs (a)	0.10	0.26
Disposition and exit of business activities	—	(4.96)
Loss on extinguishment of debt	—	0.34
Tax restructuring	—	(1.95)
Spread between FIFO and ECRC	(0.59)	0.11
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.53	$0.27
__________________________________________________
(a)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

POLYMER SEGMENT RECONCILIATION OF GROSS PROFIT TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31,
	2021	2020
Gross profit	$81,985	$68,731

Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs	—	130
Non-cash compensation expense	146	171
Spread between FIFO and ECRC	(20,875)	6,745
Adjusted gross profit (non-GAAP)	$61,256	$75,777

Sales volume (kilotons)	74.8	70.8
Adjusted gross profit per ton	$819	$1,070